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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Kerr-McGee Corporation
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EXPLANATORY NOTE

        Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 28, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders. The materials below constitute a transcript of the Company's first quarter 2005 earnings call, replays of which were first made available on the Company's website on April 28, 2005.

Conference Call Transcript

KMG—Q1 2005 Kerr-McGee Corporation Conference Call

Event Date/Time: April 27, 2005/11 AM EDT
Event Duration: One Hour

Participants:

  Luke Corbett—Kerr-McGee Chairman and Chief Executive Officer

  Robert Wohleber—Kerr-McGee Senior Vice President and Chief Financial Officer

  David Hager—Kerr-McGee Senior Vice President responsible for Oil and Gas Exploration and Production

  Rick Buterbaugh—Kerr-McGee Vice President of Investor Relations

        Buterbaugh:    Thank you and good morning. With me today are Luke Corbett, chairman and CEO, Bob Wohleber, senior vice president and chief financial officer, and Dave Hager, senior vice president responsible for exploration and production.

        Our comments today will contain forward-looking statements. Please note that actual results or events may differ materially from our expectations or projections. Information concerning some of the factors and risks that could cause material differences is identified in the Risk Factors section of the company's latest annual report on Form 10-K and other SEC filings.

        In addition, we will be making reference to figures that adjust the GAAP results for items identified on page 9 of the earnings release under "Other Information, Net of Income Taxes." Allocation of such items by segment is provided on page 11 under "Schedule of Other Items. These items may include the pricing of oil and gas, general and administrative costs and items that impact operating profit for both exploration and production and chemical segments or their components and, therefore impact net income. A detailed reconciliation to the comparable GAAP financial measures can be found by accessing the company's website at www.kerr-mcgee.com and selecting the Investor Relations and Guidance tabs. It is possible during the Q&A period that we may make reference to other non-GAAP measures. If this occurs, the appropriate reconciliations to the GAAP measures will also be posted on our website promptly.

        Before we begin the detailed discussion of our first-quarter results, I'd like to turn the call over to our chairman and chief executive officer, Luke Corbett. Luke...

Luke Corbett:

        Thanks Rick...

        These are exciting and busy times at Kerr-McGee as we continue down the path to becoming a pure-play exploration and production company, which we believe will be well positioned to deliver consistent and competitive growth for our stockholders.

        Events are also moving smoothly as we proceed with the separation of our chemical business through a dual track process—either a direct sale or IPO and spinoff—time will determine which option will maximize the ultimate value of this business for our stockholders. We have seen considerable interest in our chemical business and presentations with potential purchasers have been ongoing for several weeks. Initial bids are expected in early May. Simultaneously, we are also pursuing the documentation necessary to begin a public offering of this business. We expect to have the preliminary Form S-1 filed the second half of May. In the meantime, our Chemical business continues to capitalize on improving fundamental market conditions and post much improved operating profit.

        We have also undertaken a detailed review of our oil and gas business as a stand-alone company. We continue to believe that the quality of our portfolio of assets is not fully reflected in our current stock price especially given the current strong price environment for oil and natural gas. Even so, we're taking steps to improve our E&P profile—we have identified properties that we believe provide limited growth opportunities in our portfolio relative to their required capital intensity and we expect to divest of these properties during the remainder of the year. These properties include shorter-life assets such as our Gulf of Mexico shelf properties, selected U.S. onshore properties, or assets where we have a low working interest and little flexibility such as our non-operated properties in the North Sea. We have retained Lehman Brothers and JP Morgan to assist with these divestitures and we expect to have the majority of the transactions completed by year-end.

        In addition, we significantly expanded our oil and gas hedging program to take advantage of the current strong prices for oil and natural gas and lock-in a substantial portion of our expected cash flow through 2007. This helps to ensure prudent exploration and capital programs while repaying our debt. Bob Wohleber will explain the details of this program later.

        As these strategic changes continue to unfold, we believe the true value of our company will become more transparent and more appropriately reflected in our stock value. We recognized that it may take some time for this to occur. Therefore, we have commenced a modified "Dutch Auction" tender offer to purchase up to $4 billion of our common stock at prices from $85 to $92 per share. The combination of these transactions are expected to be accretive to both earnings and cash flow per share and should better position our company for consistent and repeatable per share growth.

Rick.  .  .

Rick Buterbaugh

        By now, you should have received a copy of Kerr-McGee's first-quarter 2005 earnings release. If you have not received a copy of the press release, you can access it on the company's website at www.kerr-mcgee.com, by selecting "First-quarter Earnings."

        Operating results for the first quarter once again met or exceeded our expectations for both of our core businesses. In our oil and gas unit, we achieved solid production levels during the quarter while executing an active exploration program. Exploratory drilling has already shown success in Alaska this year along with discoveries in the gulf coast and on the shelf. Our major development projects and exploitation programs remain on track. And, in our chemical unit, we are seeing growing evidence of a global recovery in the demand for titanium dioxide. As Luke mentioned, we have commenced a $4 billion modified "Dutch auction" tender offer and have financing commitments to fund the tender and ensure appropriate liquidity. We have also increased our hedging program to 75% of anticipated remaining 2005 and 2006 eligible volumes and 50% of 2007 volumes. The hedges enhance the certainty of our cash flow available for debt repayment and underpins the capital program for sustained per share growth of production and reserves.

        For the first quarter of 2005, Kerr-McGee reported net income of $354.5 million. To put this on a comparable basis to FirstCall estimates, excluding certain items such as foreign currency translation and non-hedge derivatives, totaling a $34.9 million charge, as detailed on page 9 of the earnings release under "Other Information, Net of Income Taxes," Kerr-McGee's adjusted income from continuing operations was $389.4 million, or $2.42 per diluted share. This compares with the FirstCall average of $2.20 per share for the quarter. We had an average of 162.8 million diluted shares for the first quarter, which includes the weighted impact of the 5 1/4% convertible debentures that were outstanding prior to conversion. The after-tax interest expense attributable to the convertible debt that must be added back for the dilution calculation was $3.8 million for the quarter.

        In our oil and gas unit, we once again met our target for total production. Average first-quarter total volumes were 371,700 barrels of oil equivalent per day, essentially at the mid-point of our guidance. For the year, we are still projecting to average approximately 360,000 BOE/D of total production. This projection has not been adjusted for potential divestures that may occur prior to year-end.

        First-quarter average daily oil production was 187,700 barrels. This is an approximate 2% increase from fourth-quarter volumes primarily due to improved production in the North Sea. Actual first-quarter oil sales volumes were 3,700 barrels per day less than reported production due to the timing of liftings in the North Sea and Bohai Bay.

        First-quarter natural gas sales were 1,104 MMCF/D. These volumes reflect the loss of about 3.5 MMCF/D from down-time in the Uinta basin associated with a temporary shut-down of the CIG gas plant and the divestment of approximately 18 MMCF/D associated with the exchange of our onshore Arkoma properties for cash and a 37.5% working interest in the deepwater Blind Faith discovery.

        Average NYMEX oil prices were up in the first quarter by about $1.75 per barrel when compared with fourth-quarter levels. Kerr-McGee's worldwide oil price realization for the first quarter was $40.98 per barrel, up nearly $12.00 per barrel or 41% versus the comparable fourth-quarter realization. The improvement in realizations is primarily attributable to more favorable derivative positions and higher commodity prices. Our unhedged realized price per barrel for the first quarter was approximately $43.60. By region, the unhedged prices for the first quarter are as follows: U.S. Offshore—$45.01; U.S. Onshore—$41.07; North Sea—$45.42; and China—$38.37. As a reminder, sale of Bohai Bay liquids will be benchmarked closer to the Duri price and will be impacted by the timing of offloadings from the FPSO.

        For natural gas, the average NYMEX price decreased about $0.75 /MMBtu for the first quarter versus fourth-quarter averages. However, Kerr-McGee's realized price increased to $6.11 per MCF, an increase of $.86 per MCF versus the prior quarter. Again, the increase is primarily due to improved derivative positions. The unhedged gas realization for the first quarter was $6.05 per MCF. Regionally, unhedged gas prices were as follows: U.S. Offshore—$6.54; U.S. Onshore—$5.69; and the North Sea is unchanged at $6.17.

        As discussed previously, the company has increased its hedging position for 2005 through 2007. A detail listing of outstanding oil and gas derivative positions is available on the company's website in the Investor Relations section, under the guidance tab.

        Revenues in our oil and gas unit for the first quarter, including the impact of hedges and non-hedge derivatives, were $1,251 million, as disclosed on page 9 of the earnings release under "Selected Exploration and Production Information." Total oil and gas revenues were up 16% from the fourth quarter of 2004. Marketing revenues of $132 million and associated costs are disclosed separately.

        We continue to be diligent in minimizing our unit operating costs, especially as pressure increases on service costs. Lease operating expense for the first quarter was $4.28 per BOE, slightly below our guidance. The regional breakdown is as follows: U.S. Onshore LOE was about $4.25; Gulf of Mexico—about $3.15; North Sea—about $6.00; and China—about $4.80.

        Unit production taxes in the first quarter decreased to $0.91 per BOE due to production tax incentive credits received for certain onshore fields. Unit transportation costs in the quarter were $1.05 per BOE, as projected. E&P G&A costs declined slightly to $0.89 per BOE.

        First-quarter unit depreciation and depletion charges for oil and gas activities were approximately $8.48/BOE. Accretion expense associated with the abandonment provision was $8.5 million.

        Exploration expense for the first quarter was $62.9 million, versus our prior estimate of $100 million. This includes dry-hole expense of $20 million. As a successful efforts based company, total exploration expense may change prior to filing the company's Form 10-Q for the first quarter.

However, we believe there is minimal exposure to this expense from current exploratory wells in process.

        We are maintaining a very active drilling program for 2005. We have already completed 250 wells of the planned 900 wells in the 2005 development and exploratory program.

        In the U.S. Onshore, we currently have approximately 33 rigs running in the Rocky Mountain and Southern divisions combined. In the Rockies, much of the activity is concentrated at the Greater Natural Buttes area where we have six rigs operating. In the Wattenberg field we have five rigs running and six in the Northern Rockies. 16 rigs are operating in the Southern division.

        In Alaska, we have finished drilling activities on three exploratory wells and two horizontal appraisal wells. The Tuvaaq and Kigun wells confirmed the extension of the Schrader Bluff reservoir approximately three miles west of last year's Nikaitchuq discovery. We now have an 82% interest in the Tuvaaq area and a 55% interest in the Kigun area. These wells both complement the Nikaitchuq #4 horizontal appraisal well that tested up to 1,200 BOEPD in the Schrader Bluff reservoir. We have also recently concluded the production test at the Nikaitchuq #3 horizontal well, which was drilled into the Sag River formation. We are currently evaluating the results from this test which encountered high-quality oil similar to what we discovered and tested last year in the #1 vertical well in the Sag River formation. Results from these evaluations will be combined with cost estimates that we are obtaining to analyze the potential commercialization options for both the Schrader Bluff and Sag River reservoirs.

        Onshore Alaska, we have reached total depth of 11,242 feet of a sidetrack at the Ataruq prospect and are currently evaluating the results. Kerr-McGee operates this prospect with a 50% working interest. In total, we now own an average interest of 63% in approximately 46,000 gross acres in Alaska with options on an additional 47,000 gross acres.

        In the deepwater gulf, we are currently drilling below 24,000 feet at the Chilkoot prospect located on Green Canyon block 320. Total vertical depth is expected to be 30,000 feet and is anticipated to be reached in the second quarter. Chilkoot is operated by Kerr-McGee with a 33% interest.

        The Kung Pao prospect located on Garden Banks block 171 with a total planned depth of 18,000 feet, is currently drilling below 13,000 feet. Kerr-McGee operates this potential satellite to the Baldpate facility with a 50% working interest.

        On the shelf, four successful exploration wells were drilled in the first quarter. The most recent discovery at Main Pass 95 penetrated 60 feet of gas pay and is currently being completed. Kerr-McGee has a 50% interest in this discovery. Additional first-quarter discoveries include: South Timbalier 41—40% working interest; West Cameron 43—25% working interest; and Ship Shoal 62, where we have a 25% working interest. All four of these discoveries are expected to be on-line during the second quarter adding more than 10 MMCF/D of combined net production for Kerr-McGee.

        We expect to spud several new wells during the second quarter on the shelf at Garden Banks 22 and West Cameron 43 along with the deep-gas Doubloon prospect, located in Grand Isle 106. In the deepwater gulf, we expect to spud several satellite wells in the Nansen and Boomvang area. In addition, we expect to spud an appraisal of the Conquest prospect following drilling activities at Chilkoot. Conquest is located on Green Canyon 767 just southeast of our Constitution and Ticonderoga development. And the Castleton prospect, located on Garden Banks 668 is expected to spud late in the quarter. Kerr-McGee will operate both the Conquest and Castleton wells with 50% working interests.

        In China, we have finished drilling the first of several planned appraisals of last year's discovery at CFD 14-5 on block 09/18 in Bohai Bay. The CFD 14-5-2 appraisal well was drilled 2 kilometers north of the discovery, in block 09/06 and encountered hydrocarbons in the Shahejie formation as expected. We have recently spud the CFD 14-5-3 well, approximately 3.8 kilometers east of the initial discovery.

We expect to drill one additional appraisal of the Shah formation in this area during 2005. Kerr-McGee operates both the 09/18 and 09/06 blocks with a 100% foreign contractor's interest. Mapping of additional Shah prospects is ongoing in the area.

        In development activities, all six development wells have been successfully drilled at the Constitution field. Completion activities will begin once the hull and topsides are installed on location. The hull and topsides are approximately 80% complete and the oil pipeline is currently being installed. The total project remains on schedule and first production is still expected by mid-2006.

        The recompletions program at the Nansen field is in progress. Two recently recompleted wells have yielded more than 100 MMCF/D of gross production, netting more than 44 MMCF/D to Kerr-McGee. Additional recompletions are currently in progress and first production is planned for the summer of 2005.

        On the shelf, development activities have resulted in net production of more than 30 MMCF/D during the first quarter, primarily in the High Island 119, South Timbalier 41 and Main Pass 108 areas. In addition, the first of three development wells in the Ship Shoal 214 area has been drilled and completed. The first Ship Shoal 214 well is expected to be on-line in the second quarter with a gross rate of more than 1,000 BOPD. Kerr-McGee has a 64% interest in the three-well development program. Additional rig activity planned in 2005 includes recompletion programs in the Garden Banks 184 and Main Pass 108 fields. Other 2005 volume-adding opportunities include development drilling programs in the High Island and South Timbalier areas. These types of activities will help offset the normal decline associated with gulf properties.

        In China, we have now achieved cost recovery of our exploratory costs. Therefore our equity share of production will be reduced going forward. Phase II of the CFD 11-1 program is under way. The first well of the program encountered the Guantao formation and is currently producing more than 3,000 BOE/D. The jacket for the CFD 11-3 and CFD 11-5 fields has been set and first production is still expected during the fourth quarter of this year. Finally, negotiation of the Overall Development Plan for the CFD 11-6, 12-1 and 12-1S fields is progressing.

        Looking at the second quarter and the remainder of 2005, we are maintaining our previous production guidance range of 352,000 to 367,000 BOE/D. For the second quarter, total production is expected to average in the range of 346,500 to 374,300 BOE/D. A detailed quarterly breakout of expected production volumes for 2005 by product and by region is available on the company's website by accessing the Guidance tab in the Investor Relations section.

        Unit lease operating expense for the second quarter of 2005 is projected to be about $4.30/BOE comparable to the first-quarter levels, and production taxes are estimated at $1.50 per BOE for the quarter. For the full year, unit LOE is projected at 4.15 per BOE, and production taxes are estimated at $1.45 per BOE assuming the current strip pricing.

        Depreciation and depletion charges are projected to be about $8.70/BOE for the second quarter and average $8.75/BOE for the full year.

        Exploration expense is projected to be approximately $135 million for the second quarter and remains at $380 million for the year.

        In our chemical unit, adjusted operating profit for the first quarter nearly tripled from the previous quarter to $35.3 million, exceeding our recently increased guidance. Sales tonnes for the first quarter increased by more than 10% versus the prior year quarter. In addition, higher sales prices, reflecting previously announced price increases, have been supported by a tight supply/demand balance. Execution of our continuous improvement programs has also provided incremental benefits to operating profit. Despite pressure on increased process chemicals and transportation costs related to general market conditions and higher maintenance costs associated with running at higher capacity utilization rates, we have maintained unit production costs at comparable levels to last year's first quarter and decreased unit costs approximately 2% versus the fourth-quarter results.

        Looking toward the second quarter, we project operating profit in the range of approximately $31 to $33 million. The rising TiO2 price environment is based on fundamental supply and demand dynamics in the marketplace and we believe the trend is sustainable. In March, we announced an additional price increase for all of our key TiO2 markets and expect implementation to occur through the third quarter. Second-quarter sales volumes are expected to increase in line with typical seasonal market characteristics. However, operating profit for the second quarter will be impacted by scheduled plant turnarounds.

        Moving to our corporate activities, the corporate portion of adjusted G&A and other costs was about $45 million on a pre-tax basis in the first quarter. Interest expense for the quarter was about $61 million.

        At this time I will turn the call over to Bob Wohleber, who will review the other financial items. Bob....

Bob Wohleber

        The company's net cash from operating activities nearly tripled in the first quarter of 2005 versus the same period last year, increasing to $797 million from $275 million.

        During the quarter balance sheet debt was reduced by $643 million. Debt at March 31, 2005 stood at approximately $3.1 billion. The net debt to capital ratio was 33.7% versus 40.5% at December 31, 2004. During the quarter the company repurchased 3.1 million shares of its common stock at a weighted average price of $79.47, for a total expenditure of $250 million. These purchases were funded with available cash.

        In connection with the announced $4 billion modified Dutch tender offer, the company has arranged commitments for up to $6 billion of financing. The $6.0 billion will consist of: 1) $1.0 billion senior secured 5-year revolving loan facility; 2) $2.0 billion of a senior secured 2-year term facility; 3) $2.0 billion of a 6-year senior secured term facility; and 4) an unsecured interim facility of up to $1.0 billion. The company will use the financing to cover the $4 billion tender offer, repay certain existing indebtedness and for general corporate purposes.

        The deleveraging plan to reduce the debt associated with the tender offer will consist of proceeds from the separation of the chemical business, divestitures of selected oil and gas assets, and cash flow. The cash flow has been underpinned by an expanded oil and gas hedging program for 2005 through 2007. We now have approximately 75% of our eligible production hedged for the balance of 2005 and 2006, and we have 50% hedged for 2007. The complete details of our hedge volumes are set forth on the company's web site.

        The company completed a very strong performance in the first quarter, generating $355 million of net income, $678 million of operating profit and $797 million of operating cash flow. We remain focused on achieving positive results for our shareholders.

David Khani, from Friedman Billings Ramsey

Based upon what you think you are going to sell on your higher oil and gas assets which are primarily higher rate decline assets, what do you think your overall decline rate will be post divestitures?

Hager:    Obviously we are selling in total about 10 to 15% of our reserves and 20 to 25% of our production, so you can tell from that that we are selling the short-lived type opportunities and overall we think we are going to see a 10%-plus improvement in our reserves to production ratio, which will correspond approximately to about a 10% improvement in our decline rate from what it is. So, you know, we are selling between 10-15% of total reserves; it is not going to dramatically change it but it does take some of the capital intensity out of the program by selling it. The Gulf of Mexico shelf opportunities are obviously higher decline 30%-plus, so I see about a 10% improvement to our overall decline rate to where it is currently David.

Khani:    OK, and as a follow-up, does the capital spending needs would come down, what do you think would be your maintenance capital necessary to keep production flat?

Hager:    We see that through this whole process that we are going through that is one of the keys that we are going to be able to reduce the capital required to achieve reasonable growth rates. Reasonable, I say on the order of 3-5% type growth rates that we are going to be able to see overall on the order of several hundred million dollars and what that is going to allow us to do as a reduction of that and probably some reduction on the exploration expense side too is to support a level of capital and exploration expense that will allow us to have greater predictability in our finding and development cost. So, I anticipate that we are, as a result of all this see several hundred million dollar capital reduction, not just simply by the removal of the properties for divesting, but also because we have already built in pretty high growth such as Constitution and Ticonderoga so we will be able to drop all the capital intensity in other areas as well and get our total cost incurred down significantly.

Khani:    I guess prior to the divestitures you had put out some reserve replacement potential figures from things that you have already discovered and what you think your base lower risk drilling would be and it looked like somewhere between 50 to 75% of reserve replacement would come from lower risk drilling and not from the higher risk exploration. With the divestitures do you see that number, that 50 to 75% or least directionally moving up closer towards 100%?

Hager:    Well I do not think it will be 100% but directionally you are on target David. What we are trying to accomplish here is that with lowering the capital intensity, lowering the total capital we have to spend on a program, lowering the total cost incurred and that makes the lower risk portion of our reserve adds to be a greater percentage of the total so we see this as a way to get greater predictability into our finding and development, absolutely that is one of the drivers here.

Steve Enger from Petrie Parkman & Co.

Enger:    Good morning. On Alaska, Dave, the Kigun well was that just targeting Schrader Bluff or the Sag as well?

Hager:    Just Schrader Bluff.

Enger:    OK you didn't expect to see Sag at that location for whatever reason?

Hager:    That is correct.

Enger:    On the Nikaitchq 3 Sag test can you at least tell us if that met your expectations?

Hager:    Well Steve, we just got the results in and it is going to take a while to analyze results so I prefer to stay out of the details of discussing the test right now when literally we just finished it up within the last day or two and the engineers are working on it as we speak so I would rather let them have a little bit of time to work through the details before I try to go into specifics. Frankly what I give you right now, we just haven't had enough time to fully engineer that and we need to combine that obviously with all of our cost information we are currently finalizing a lot of cost data for the facilities and then we will be ready to talk about whether we have a project that is ready to be sanctioned.

Enger:    OK, then finally in Alaska at Ataruq, zones targeted and encountered there in the vertical well at least?

Hager:    Yeah we are targeting really a couple of different zones, one would be the Tarn formation and a deeper one called the Kup C formation.

Enger:    Right, do you have anything more you can say on that?

Hager:    No, again we are just now logging that well as we speak so I had better wait until the logging program finishes before we put anymore color on that.

Enger:    OK, thanks.

Ross Payne from Wachovia Securities

Payne:    First of all the billion dollar interim facility. A, what is the purpose of that and are you guys planning on refinancing that in the bond markets or just keeping it outstanding, what is the maturity on that existing facility that you have set up and if you are looking to refinance that your thoughts on the markets right now and where your bonds are trading?

Wohleber:    Yeah Ross, the purpose of that facility is really liquidity as we have outlined we have got the $1 billion revolver which will replace an existing $1.5 billion revolver and then the other 2 term of the $2 billion two year and the $2 billion six year will cover the tender offer $4 billion. So, the additional $1 billion of the interim secured facility will be assessing kind of what our capital needs are to determine how much of that we would be taking down but the purpose would be for liquidity working capital purposes. As to the term of that we would basically looking at the way it would be structured initially would be a bridge facility with no short term obligation, loading rate obligation and then we would look basically at the marketplace to determine where we would want to place it so I am not in the position now whether we would look at a 7 year, 10 year or enter into some sort of a floating rate type obligation. All of those are options that we are looking at and considering. Relative to our existing bonds, obviously there has been a widening in the spread of our existing bonds, but I think they are trading fine right now as I understand it. So with the fall in our rating to below investment grade, which we anticipated as a result of the increase in our leverage there has been a widening in our bonds, but I understand they are trading well today.

Payne:    OK, the only follow-up question I have is maybe to make a comment on why you prefunded the stock purchase in advance of you know, selling the chemical business or the E&P assets, why you chose to do that versus carrying out this plan that as you sold it you use the proceeds to buy in shares over time.

Wohleber:    Well Ross, really the answer I think that we stated in our releases that we feel our stock is undervalued today, so what we wanted to do was use this mechanism of a Dutch tender to buy the stock back at today, which we feel is a value below where it should be trading relative to our peer group. We do feel confident relative to our financing plan with the combination of the asset sale on the Chemical, E&P side and our free cash flow which is still very strong and then that cash flow obviously we have taken the other steps to be conservative by increasing our hedge position at very attractive prices today so we think the form that we have taken allows us to go forward quickly today with our stock undervalued and then handle this debt repayment through the mechanisms that I have just mentioned.

Payne:    OK, thank you.

Jose Almonte from FrontPoint Partners

Almonte:    Good Morning, Jose Almonte. Just wanted to follow-up on Ross' comments on the plantation on these unsecured notes at some point in time. I wanted to understand the consistency between issuing let's say longer dated, say 10 year high yield notes with high yield covenants versus you know your commitment and your expectation of attaining investment grade rating in I would imagine in a shorter time frame than that.

Wohleber:    Sure, again if we decide to go with the unsecured notes that is still subject again to our determination of what our liquidity needs are but if we go that route and if we issue something that would have a term feature or long term associated with it, yes, there would be high yield covenants associated with it, but we would also build into the term of that document that the those covenants would fall away either based upon improvement in our financial performance or the improvement in our ratings so we would not enter into something that wouldn't allow us to have those covenants and terms relaxed based on our proved financial position or improvement in our rating.

Almonte:    OK, that makes sense that you would have some readings, a leverage I guess triggers, right?

Wohleber:    Yeah, either ratings triggers or financial test, again we have not gone down that path to work out the details but as I say if I was going to do a 7 year or 10 year facility I would have mechanisms built into those where they would fall way, which again is fairly standard in the market place.

Almonte:    That would make sense and be consistent. I just wanted to ask some questions on the TiO2 business. You mentioned I guess in the comments that production tonnage was up 10% I guess year over year. When I look at the numbers it looks like they were slightly down year over year but I would imagine that would have to do with some capacity you have taken out?

Buterbaugh:    The comment was a 10% increase in sales volumes what you are seeing in the earnings tables is production. Production, we did shut in our Savannah sulfate facility last year so those volumes are no longer part of our over all plant facilities.

Almonte:    I got it, so effectively some of the sales volumes are sales off of inventory.

Buterbaugh:    That is correct.

Almonte:    OK, speaking of inventory, inventory I guess as of year end for the chemical business was about 243 million—I think I am right on that. Where is inventory as of quarter end?

Buterbaugh:    I am not sure what you mean by 243 million?

Almonte:    I guess when I looked at the 10-K you have a breakdown at inventory for chemical and other related products.

Buterbaugh:    As far as the dollar amount?

Almonte:    Yes

Buterbaugh:    I do not have a breakdown.

Wohleber:    We do not have an exact all we know is obviously with the strong sales performance we would not expect that inventory level to be much higher, I don't have the exact figure, obviously we are selling product, there is a strong demand so we would not expect a significant change and if anything it is probably downward.

Almonte:    Yeah, I was just trying to ascertain as to value of the inventory because obviously as you sell the chemical business you know you would imagine it would be part of the sale and that would be about $200 million plus or minus.

Wohleber:    Yes that would be the assets of the overall working capital with receivables and inventories that would go in connection with that sale process. As I say I think there has been strong demand we are moving along with the trend with the other players in the industry.

Almonte:    All right. Thank you.

As a reminder ladies and gentlemen please limit yourself to one question.

Mark Gilman from Benchmark Securities

Gilman:    Guys good morning. I have a couple of things and am going to violate the rules like everyone else has this morning. I am sensing Dave a greater or expanded shelf program, is that just a reflection of the fact you are talking about it more or has the effort expanded? I am assuming it is an upper Miocene kind of program, please clarify if you could.

Hager:    Yes, it is a little expanded over legacy Kerr-McGee primarily due to the Westport transaction. Westport brought with it a number of and it is more of the traditional shelf type plays, more of the shallow plays although we will be spudding one well, Doubloon, as Rick mentioned for now the deep Miocene play but most of the activity that we are doing is more the traditional shelf, smaller reserve size, very economic but obviously higher decline type opportunities so it is expanded this year now obviously Gulf of Mexico shelf is one of the areas that we are targeting with our divestment program because of the capital test we required with decline rates to keep production flat, but it is increased this year because of the opportunities that Westport brought with it expanded somewhat this year.

Gilman:    OK, Dave do you have corporate observation as to whether you're thinking that Nikaitchuq and Tuvaaq at least that relate to the Schrader Bluff are on the same structural feature?

Hager:    Well our belief right now is that yes it is that Shrader Bluff is productive over much of the increase that we have out there and that if we just expanded an existing trend south of us Sag River up across our acreage to the north and northwest so we think that overall we are part of the same play.

Adam Leight from Credit Suisse First Boston

Leight:    Hi, a couple of questions. With the asset sales you expect this year, do you anticipate a significant change in your proved developed versus undeveloped ratio.

Hager:    No, I think our proved developed will probably stay on the order of 65% after the targeted investments.

Leight:    In terms of refinancing, other cash flow, asset sales do you expect a fixed amortization schedule?

Wohleber:    On the two year facility it will just be a maturity at the end of the two year term, on the six year facility we are basically looking to still finalize those amortization terms. What we are expecting is the first several years of a grace period on the first two and then quarterly amortization, but there again details have not yet been finalized but there will be some amortization related to the six year facility. The revolver as I said is a five year facility so no amortization associated with that.

Again what I think we are looking at although we have not finalized all the terms, but the security that we provide here at the time we pay off the debt that security would be released from these facilities all our other bond holders that have a ratable security interest. So yes, once we have paid it off this secured facility and collateral would be released.

Jeff Hayden from Pickering Energy Partners

Hayden:    Hey guys, just a little bit of a follow-up to Dave Khani's question earlier. What is your capital budget for the year right now and of that how much is going to be dedicated to the assets you guys are looking to sell?

Hager:    Our capital budget for this year is just about 1.7 billion dollars on the E&P side, a little over $100 million is dedicated specifically to these targeted divestments that have highlighted so far but we do feel as I have mentioned to David that we will be able to take additional capital intensity out of the program and still maintain reasonable growth rates because we will not have to overcome as steep a decline as we had with these investments in the portfolio and also because we have strong growth rates we are anticipating already from projects such as Constitution coming on so I anticipate total capital reduction to be quite a bit larger than that just associated specifically with the divestment targets.

Hayden:    OK, just real quick a house keeping item. What was deferred taxes in the quarter?

Wohleber:    $261 million.

Hayden:    Thanks

Kelly Krenger from Banc of America Securities

Krenger:    Good morning, just one more follow-up on the cap/ex question. So it sounds like at least for this year your cap/ex budget remains as it was before and then next year is when you presumably will hope to see that reduction in capital. Is that correct?

Wohleber:    That is correct.

Krenger:    OK then, can you tell us what the mark to market hedge portfolio was at the end of the quarter and if you have it for current that would be great.

Wohleber:    For the quarter, basically the hedge, you are talking about outstanding hedges?

Krenger:    Yeah, what the net, on your balance sheet what the net liability line item is, if you net the long term assets and short-term, long-term liabilities what the net hedging liability is or derivative liability I guess.

Wohleber:    Yeah, it would be a little over $1 billion mark to market basis as of the price about a week ago.

Dean Barber from Duetsche Bank

Barber:    OK guys two quick questions. One is just following-up on the board meeting you guys have, the meeting you guys have coming up in May, I am wondering what the reason was behind you extending the load on the board seats that are going to offered during that time frame.

Corbett:    The simple issue there was we wanted to complete the tender offer and have that be honest, it was part of the settlement agreement. Once that is completed we are underway now we will move forward. I think it is clearly spelled out no earlier than June 7th, no later than the 9th to complete that part of our transactions.

Barber:    OK then, just as a followup Luke, I just want to know if you could share with us your thoughts on Carl Icahn hanging around at this point and what you know if you have heard anything on his potential to tender and how much is at stake.

Corbett:    That is a question you will have to ask Carl. He continues to buy shares I think it signifies that he believes in the future of the ongoing company, but anything beyond that you will have to talk to him about it.

Barber:    OK great, thanks a lot.

Tom Novak from Merrill Lynch

Novak:    Hi, good morning. I was wondering if you could give me what's drawn on your interest revolver as of today.

Wohleber:    Well as of the end of the quarter it was zero as of today it is approximately $250 million. We had a one of our bond issues $350 million issue matured on April 15th and we paid that off with cash proceeds and drawings on the revolver so it is about $250—$300 million as a result of that recent pay off.

Novak:    OK, one other, can you confirm that all of the least-secured secured bonds now that you have triggered the negative pledge covenant that that will fall away once you get below 5% of the NGA secured debt. Can you confirm that?

Wohleber:    Give me your question on the percentage issue, I mean what

Novak:    Its you triggered securitization on all your current unsecured bonds by putting unsecured debt greater than 5% of CNTA and now once you get below that presumably 12 to 24 months out when you pay down the facilities with asset sales will that securitization fall away once you get below 5%?

Wohleber:    Yeah, what we are looking at what would tell you is that as soon as the bank debt is paid off and we unsecure the bank debt then the security on all the bonds would then follow the same course.

Novak:    Right thank you.

Ross Payne from Wachovia Securities

Payne:    Thanks, what, one of the things I am trying to ascertain is the likelihood of you utilizing this $1 billion liquidity facility and one of the questions that I think will help answer that is for all of your asset sales do all of the proceeds have to be dedicated to your 2 and 6 year term facilities?

Wohleber:    Well again the terms of the facility we are looking at with the asset sales, the 2 year facility will basically have mandatory prepayments associated with asset sales. The asset sales will not be part of the collateral packet. Those will be excluded basically the chemical business because we are in the process of selling that so proceeds from the chemical and then selected E&P assets would go to the prepay, the two year facility after that we have the flexibility to use our cash flow to reinvestment or for other purposes.

Payne:    I just want to make sure I am clear on this but when you do sell either the chemical business or the E&P assets do all of those proceeds have to be dedicated to those two facilities or is it just based on a payback period you guys have set up.

Wohleber:    There is a dedication of the assets sales to the 2-year term loan, we call the term loan. For the 2-year facility assets proceeds are dedicated to that. After that there is no dedication. We have the flexibility to use those cash flows for reinvestment or other purposes including paying down the 6-year facility but the assets sales, the requirements for the asset sales is mandatory on the 2-year facility and beyond that there is flexibility relative to repayment.

Payne:    OK, assuming you sell your E&P assets you know perhaps by year end and satisfy a lot of that facility you should have some flexibility set up in the 6-year facility such that you may not need to dip into your billion dollar liquidity facility. Would that be an accurate statement or not?

Wohleber:    Yeah that would be an accurate statement although again our plan as we have stated is to de-lever the companies though as we have cash flow or asset sales. The 6-year facility does not have any repayment provisions would be a facility we would most likely use these proceeds for although again we would have the flexibility to use it for other purposes within the company.

Payne:    OK, so you if you had to cuff it what is the likelihood of you actually drawing down on this billion dollar facility in the next?

Wohleber:    I would say again it is a liquidity feature that we would be looking to make an assessment of whether we plan on using it. We obviously would do that between now and when we close these facilities which is expected in mid-May and then if we do take the facility down again then we would look at the repayment as we structure that facility whether it is a floating rate issue or a long term facility.

Payne:    So, let me make sure, assuming you do take down that facility does it stay in place for what is the term on that or are you forced to refinance that out in public markets?

Wohleber:    Yeah, as I said before we have not determined whether we are going to do a long term facility or whether we are going do a shorter term facility so that would be something to be abridged then we would have options available to do something as short as a two year facility or much longer. That all will get worked out after we have taken it down and looked at our options.

Payne:    OK thank you.

Russ Covode from Lehman Asset Management

Covode:    Real quick question. Are there any incentives built into the new bank deal to encourage you to sell assets sooner rather than later?

Wohleber:    No, there are not any incentives built into the credit agreement there are simply the terms I have mentioned. We have a two year term on the one and then the 6 year on the other. No incentives built in.

Covode:    (inaudible) sales were not sold in the time line you have laid out?

Wohleber:    Again, we have several options which would be cash flow and others so it is not solely dependent on asset sales we are generating strong levels of cash flow to meet to those obligations and we have provided adequate time as you can see 2 years and 6 years to meet those terms.

Ladies and gentlemen, this concludes your question and answer session. I would now like to turn it back over to Mr. Rick Buterbaugh for closing remarks.

Buterbaugh:    Thank you, a replay of this call will be available temporarily through the company's website and can be accessed at www.kerr-mcgee.com. We will host an interim conference call on Wednesday, May 25, 2005 at 10:00 central to update our expectations for the second quarter. Details about this and future interim calls, as well as information on upcoming presentations by members of the company's senior management, will be posted on the company's website.

Thank you for your time and interest in Kerr-McGee this morning. This concludes our call.

IMPORTANT INFORMATION:

        Statements in this transcript of the first quarter 2005 earnings call regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "expects," "believe," "projected," or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the timing, manner and success of the planned separation of Kerr-McGee's chemical business and the divestiture of certain oil and gas properties, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee's products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this transcript.

        This transcript of the first quarter 2005 earnings call is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the company's common stock. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials dated April 18, 2005, as may be amended or supplemented from time to time. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the company is filing with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the Tender Offer, toll free at 877-278-6310.

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